Exhibit 99.1

ManorCare
News Release

For Immediate Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
scavanaugh@hcr-manorcare.com

Manor Care Transaction Proceeding Toward Closing

TOLEDO, Ohio, November 8, 2007 – Manor Care, Inc. (NYSE:HCR) continues to work expeditiously with representatives of MCHCR-CP Merger Sub Inc. toward a timely closing of the merger under the Agreement and Plan of Merger, dated as of July 2, 2007, between the company and MCHCR-CP Merger Sub Inc.  Manor Care expects the closing of the merger to occur in the near term.

The closing of the merger is subject to receipt of necessary regulatory consents and approvals and fulfillment of other usual and customary closing conditions.  There can be no assurance that the closing will in fact occur within the expected time frame.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute services and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing and rehabilitation centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home care agencies. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.